Exhibit 99.1

PARKWAY APPOINTS CHIEF INVESTMENT OFFICER AS INTERIM CHIEF FINANCIAL OFFICER

Updates First Quarter 2012 Earnings Release Date

ORLANDO, FLORIDA – April 23, 2012 – Parkway Properties, Inc. (NYSE: PKY) announced today that the Board of Directors appointed David R. O'Reilly as interim Chief Financial Officer, effective May 10, 2012. Mr. O'Reilly will retain his responsibilities as the Company's Executive Vice President and Chief Investment Officer. In addition, Richard G. Hickson IV, Executive Vice President and Chief Financial Officer resigned his position. Mr. Hickson's resignation is not related to any disagreements with the Company's accounting, financial reporting, internal control or the audit committee, and he will remain with the Company through the filing of the first quarter form 10-Q.

"The Board has absolute confidence that David will lead this transition smoothly as we continue to execute on evolving the Company's operating and ownership platform," said James Heistand, President and Chief Executive Officer. "David's deep industry knowledge and relationships, along with his strong financial acumen that is steeped in the capital markets, will serve us well as he takes on this additional responsibility. Furthermore, we have a strong and seasoned team that will continue to support all of the Company's financial and accounting requirements."

"Richard has been a strong contributor to Parkway Properties in a number of capacities during his seven-year tenure with us, and has been an important part of the team during our recent strategic transition," said James Heistand, President and Chief Executive Officer. "We thank Richard for his contributions."

The Company also announced today it has revised its earnings release date and conference call information. The Company will release 2012 first quarter earnings on Thursday, May 3, 2012 after the market closes, and will hold its first quarter conference call on the same day at 5:00 p.m. Eastern Time. The Company's earnings release and supplemental information package will be posted to the Company's website prior to the conference call.

To participate in Parkway's first quarter earnings conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the "Corporate" section of the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through May 11, 2012, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 391677. An audio replay will also be archived and indexed on the "Corporate" section of the Company's website.

About Parkway Properties

Parkway Properties, Inc., a member of the S&P Small Cap 600 Index, is a self-administered real estate investment trust specializing in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 44 office properties located in 10 states with an aggregate of approximately 10.2 million square feet of leasable space at April 1, 2012. Fee-based real estate services are offered through wholly-owned subsidiaries of the Company, which in total manage and/or lease approximately 12.2 million square feet for third-party owners at April 1, 2012.

Parkway Properties, Inc.'s press releases and additional information about the Company are available on the Company's website at www.pky.com.